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												EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
Sunoco, Inc. and Subsidiaries

(Millions of Dollars Except Ratio)
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For the Nine
Months Ended
September 30, 1998
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(UNAUDITED)
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Fixed Charges:

Consolidated interest cost and debt expense
$ 58
Interest allocable to rental expense(b)
28
----
		Total

$ 86
====


Earnings:

Consolidated income before income tax expense
$310
Proportionate share of income tax expense of 50 percent owned but not controlled affiliated companies


6
Equity in income of less than 50 percent owned affiliated companies

(11)
Dividends received from less than 50 percent owned affiliated companies

7
Fixed charges
86
Interest capitalized
(6)
Amortization of previously capitalized interest
3
----
			Total
$395
====
Ratio of Earnings to Fixed Charges
4.59
====

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(a)	The consolidated financial statements of Sunoco, Inc. and subsidiaries
	contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned) except for Radnor Corporation, the
Company's wholly owned real estate development subsidiary, which is accounted for as an investment held for sale. Affiliated companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.
(b)	Represents one-third of total operating lease rental expense which is
	that portion deemed to be interest.